Exhibit (e)(2)

SEVENTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This seventh amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of October 2, 2023, by and between GMO ETF Trust (formerly, The 2023 ETF Series Trust II) and Foreside Fund Services, LLC (together, the “Parties”) is effective as of June 30, 2026.

WHEREAS, the Parties desire to amend the Exhibit A of the Agreement to reflect an updated funds list.

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. Exhibit A of the Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

3. Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

GMO ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Douglas Y. Charton	By:	/s/ Teresa Cowan
Name: Douglas Y. Charton		Name: Teresa Cowan
Title: Vice President – Law		Title: President
Date: 6/18/2026		Date: 6/16/2026

EXHIBIT A

GMO Beyond China ETF

GMO Domestic Resilience ETF

GMO Dynamic Allocation ETF

GMO Horizons ETF

GMO International Quality ETF

GMO International Value ETF

GMO Power Infrastructure ETF

GMO U.S. Quality ETF

GMO U.S. Value ETF

GMO Systematic Investment Grade Credit ETF

GMO Ultra-Short Income ETF